                                                                (Exhibit 23.02)

                        Consent of Independent Auditors


The Board of Directors
Macromedia, Inc. and Subsidiaries


We consent to incorporation by reference in the registration statement on Form S-8 of Macromedia, Inc. of our report dated April 16, 1996, relating to the consolidated balance sheets of Macromedia, Inc. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, and the related schedule, which report appears in the March 31, 1996, annual report on Form 10-K of Macromedia, Inc.

As indicated in our report, we did not audit the financial statements of Altsys Corporation, a company acquired by Macromedia, Inc. in a business combination accounted for as a pooling of interests for the nine months ended September 30, 1994, and as of and for the year ended December 31, 1993. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Altsys Corporation for such periods, is based solely on the report of the other auditors.


                                        KPMG Peat Marwick LLP

San Francisco, California
April 4, 1997